EXHIBIT 5.01

[Dechert Letterhead]

April 4, 2002

Intersil Corporation
7585 Irvine Center Drive
Irvine, California 92618

Re:	33,246,241 shares of common stock, as described in the Registration Statement on Form S-4 referred to below

Gentlemen and Ladies:

We have acted as counsel to Intersil Corporation, a Delaware corporation (“Intersil”), in connection with the preparation of a Registration Statement on Form S-4 (including the joint proxy statement/prospectus forming a part thereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of an aggregate of up to 33,246,241 shares (the “Shares”) of Intersil Class A common stock, par value $.01 per share (“Intersil Class A Common Stock”) in connection with the merger (the “Merger”) of Elantec Semiconductor, Inc., a Delaware corporation (“Elantec”), with and into Echo Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Intersil (“Merger Subsidiary”), pursuant to an Agreement and Plan of Merger, by and among Intersil, Elantec and Merger Subsidiary, dated as of March 10, 2001 (the “Merger Agreement”), which provides, inter alia, for (i) the cancellation and automatic conversion of each share of Elantec’s issued and outstanding common stock into the right to receive the Merger Consideration, as such term is defined in the Merger Agreement, which consists of Intersil Class A Common Stock and cash, and (ii) the assumption by Intersil of each Company Option and Assumed Purchase Right, as such terms are defined in the Merger Agreement, whereupon each assumed Company Option and Assumed Purchase Right will be exercisable for shares of Intersil Class A Common Stock as described in the Merger Agreement.

We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

Based upon the foregoing, it is our opinion that, when issued in the Merger pursuant to the Merger Agreement, or when issued upon the exercise of an assumed Company Option or Assumed Purchase Right in accordance with the terms thereof, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the joint proxy statement/prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/     Dechert